ASB Bancorp, Inc. Reports Financial Results For The Third Quarter And Nine Months Of 2013

ASHEVILLE, N.C., Oct. 31, 2013 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its operating results for the third quarter and year-to-date periods ended September 30, 2013. The Company reported net income of $560,000, or $0.12 per share, for the quarter ended September 30, 2013, an increase of 22.5%, compared to net income of $457,000, or $0.09 per share, for the same quarter of 2012. For the nine months ended September 30, 2013, the Company reported net income of $1.1 million, or $0.23 per share, up 74.5%, compared to net income of $627,000, or $0.12 per share, for the same period of 2012.

Suzanne DeFerie, Chief Executive Officer, stated: "Our improved financial performance in the third quarter and throughout the nine months of 2013 reflects our efforts to enhance core operating results. We have been diligently focused on reducing interest expense, improving asset quality, and generating loan growth necessary to support a growing top and bottom line.

"Reflecting emphasis on expanding commercial lending and relationship business, we grew our commercial mortgage portfolio $25.7 million to $164.5 million, from year-end 2012. Additionally, total loans receivable net of deferred fees grew to $429.8 million, from $387.7 million, an increase of 10.8% from December 31, 2012. Also, in third quarter 2013, we repurchased 60,500 common shares at an average price of $17.04 per share, which was accretive to tangible book value per common share."

2013 Third Quarter and Nine Month Highlights

  Net income improved 74.5% in the nine months of 2013 compared to the same period of 2012 and included an earnings credit from a loan loss reserve recapture and a pension benefit curtailment that were partially offset by higher write-downs of foreclosed properties.
  Total loans increased $42.1 million, or 10.8%, to $429.8 million in the nine months of 2013.
  Nonperforming loans remained low at $1.7 million, or 0.39% of total loans, at September 30, 2013. The allowance for loan losses was 454.43% of nonperforming loans at September 30, 2013.
  Nonperforming assets, including foreclosed properties, decreased $1.2 million during the third quarter to $17.0 million, or 2.27% of total assets, at September 30, 2013 and have improved in each of the previous four quarters.
  Core deposits, or deposits excluding time deposits, increased $4.9 million to $406.7 million at September 30, 2013 from $401.8 million at June 30, 2013 and have increased in each of the previous four quarters.
  Capital remains strong with consolidated regulatory capital ratios of 14.45% Tier 1 leverage capital, 24.73% Tier 1 risk-based capital and 25.99% total risk-based capital.
  During the third quarter of 2013, 60,500 shares of common stock were repurchased at an average cost of $17.04. As of September 30, 2013, there were 183,766 shares remaining that may be purchased under the currently active share repurchase plan.

DeFerie continued: "We are encouraged by increased economic activity within our core Asheville, North Carolina, Metropolitan Statistical Area (MSA) market. Asheville's economic recovery may have lagged numerous other markets emerging from the recession; however, we are beginning to see signs of renewed strength and favorable demographics of this market. Unemployment in Asheville fell to 6.8% in July 2013, the lowest of all fourteen MSAs in North Carolina. In fact, the Asheville MSA was recently ranked as the 18th fastest growing MSA in the United States and Forbes magazine ranked it as the 29th 'Best Places for Business and Careers.' While our roots may be as a consumer lending institution, the Bank has demonstrated success in growing relationships with commercial businesses in our market, and this continues to be an area of focus."

Income Statement Analysis

Net Interest Income. Net interest income increased by $169,000, or 3.7%, to $4.7 million for the three months ended September 30, 2013 compared to $4.6 million for the three months ended September 30, 2012. Interest expense decreased $506,000, or 33.1%, to $1.0 million for the three months ended September 30, 2013 from $1.5 million for the three months ended September 30, 2012, primarily due to a 31 basis point reduction in the average rate paid on interest-bearing liabilities and a decrease of $28.1 million in average balance of total interest-bearing liabilities. The decrease in interest expense was partially offset by a decrease in total interest and dividend income of $337,000, or 5.5%, to $5.8 million for the three months ended September 30, 2013 compared to $6.1 million for the three months ended September 30, 2012, primarily as a result of a 57 basis point decrease in the average yield on mortgage-backed securities, a $52.1 million decrease in the average balance of mortgage-backed securities and a 17 basis point decrease in the average yield on loans, which were partially offset by a $19.4 million increase in average loan balances.

DeFerie explained that interest expense management and expanded lower-cost core funding enabled the company to reduce its cost of funds. The Company's net interest margin rose to 2.72% in the third quarter of 2013 compared to 2.45% in the third quarter of 2012.

Net interest income increased by $103,000, or 0.7%, to $13.9 million for the nine months ended September 30, 2013 as compared to $13.8 million for the nine months ended September 30, 2012. Interest expense decreased $1.9 million, or 37.6%, to $3.2 million for the nine months ended September 30, 2013 from $5.2 million for the nine months ended September 30, 2012, primarily due to a 38 basis point reduction in the average rate paid on interest-bearing liabilities and a decrease of $38.8 million in average balance of total interest-bearing liabilities. The decrease in interest expense was partially offset by a decrease in total interest and dividend income of $1.8 million, or 9.7%, to $17.2 million for the nine months ended September 30, 2013 compared to $19.0 million for the nine months ended September 30, 2012, primarily as a result of a 74 basis point decrease in yields on mortgage-backed and similar securities, a 13 basis point decrease in yields on loans and a $47.5 million decrease in the average balance of interest-earning assets.

"While our year-over-year earnings comparisons reflect the positive impact of a reduced provision for loan losses in the nine months of 2013 and increased lending activity to support interest income, we believe an important measure of our performance is the improvement we have demonstrated in bringing interest expense down through diligent deposit re-pricing, low-cost core deposit growth, and reductions in borrowings," noted DeFerie.

Noninterest Income. Noninterest income decreased $548,000, or 22.7%, to $1.9 million for the three months ended September 30, 2013 from $2.4 million for the three months ended September 30, 2012. Factors that contributed to the decrease in noninterest income during the 2013 period were decreases of $706,000 in gains from the sale of investment securities and $36,000 in deposit and other service charge income, which were partially offset by increases of $117,000 in mortgage banking income, $54,000 in other noninterest income and $23,000 in debit card services. The decrease in investment security gains resulted primarily from sales of fewer investment securities at smaller net gains to fund loan growth, while the increase in mortgage banking income was attributable to higher volumes of mortgage loans sold. The decrease in deposit and other service charge income was primarily the result of lower ATM and deposit overdraft fees.

Noninterest income decreased $95,000 to $6.3 million for the nine months ended September 30, 2013 from $6.4 million for the nine months ended September 30, 2012. Factors that contributed to the decrease in noninterest income during the 2013 period were decreases of $847,000 in gains from sales of investment securities and $233,000 in service charge income, which were partially offset by increases of $488,000 in mortgage banking income, $357,000 in other noninterest income and $140,000 in debit card service income related to increased transaction volumes. The increase in mortgage banking income was attributable to higher volumes of mortgage loans sold. The increase in other noninterest income primarily related to an increase of $174,000 in other income from an investment in a Small Business Investment Company. The decrease in deposit and other service charge income was primarily the result of lower ATM and deposit overdraft fees.

Noninterest Expenses. Noninterest expenses increased $743,000, or 12.9%, to $6.5 million for the three months ended September 30, 2013 from $5.8 million for the three months ended September 30, 2012. The increase was primarily attributable to increases of $450,000 in salaries and employee benefits and $361,000 in foreclosed property expenses, which were partially offset by decreases of $56,000 in occupancy expense, and $46,000 in advertising. The increase in salaries and benefits was primarily due to increases of $143,000 in compensation expenses, $288,000 in expenses related to the Bank's equity incentive plan and $19,000 in payroll taxes and other benefit plan expenses. The increase in foreclosed property expenses related primarily to an increase in loss provisions compared to the prior year.

Noninterest expenses increased $2.5 million, or 14.5%, to $19.4 million for the nine months ended September 30, 2013 from $16.9 million for the nine months ended September 30, 2012. The higher 2013 noninterest expenses primarily resulted from increases of $1.5 million in foreclosed property expenses, $887,000 in salaries and benefits and $53,000 in other noninterest expenses. The increase in foreclosed property expenses related primarily to the increase in loss provisions compared to the prior year. The increase in salaries and benefits was primarily due to increases of $730,000 in expenses related to the Bank's new equity incentive plan and $583,000 in compensation expenses, which were partially offset by a $481,000 one-time credit to pension expense resulting from the curtailment of benefits for future service. The increase in other noninterest expenses was primarily attributable to increased loan related expenses due to higher loan originations during 2013.

Balance Sheet Review

Assets. Total assets increased $1.9 million, or 0.3%, to $751.3 million at September 30, 2013 from $749.4 million at December 31, 2012. Cash and cash equivalents increased $30.5 million, or 64.4%, to $77.9 million at September 30, 2013 from $47.4 million at December 31, 2012 in anticipation of loan growth. Investment securities decreased $47.4 million, or 19.5%, to $196.0 million at September 30, 2013 from $243.4 million at December 31, 2012, primarily due to the sale of investment securities to fund loan growth. Loans receivable, net of deferred fees, increased $42.1 million, or 10.8%, to $429.8 million at September 30, 2013 from $387.7 million at December 31, 2012 as new loan originations exceeded loan repayments, prepayments and foreclosures. Of the $42.1 million increase in loans receivable at September 30, 2013, $25.7 million was in commercial mortgages that were fixed rate, but carry five-year to seven-year calls allowing for re-pricing opportunities.

Liabilities. Total deposits increased $5.6 million, or 1.0%, to $583.9 million at September 30, 2013 from $578.3 million at December 31, 2012. During the nine months ended September 30, 2013, the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Core deposits increased $17.6 million, or 4.5%, to $406.7 million at September 30, 2013 from $389.1 million at December 31, 2012. Non-interest-bearing deposits increased $11.5 million, or 17.6%, to $76.8 million at September 30, 2013 from $65.3 million at December 31, 2012.

Kirby Tyndall, Chief Financial Officer, stated: "Commercial checking and commercial money market accounts increased $14.3 million to $99.6 million at September 30, 2013 from $85.3 million at December 31, 2012, reflecting expanded sources of lower cost funding. The addition of deposit relationships in conjunction with new commercial loans significantly contributed to this increase and reflects a commitment to establishing diversified relationships with business clients."

Over the same period, certificates of deposit decreased $12.1 million, or 6.4%, to $177.1 million at September 30, 2013 from $189.2 million at December 31, 2012. Accounts payable and other liabilities increased $5.0 million, or 54.6%, to $14.1 million at September 30, 2013 from $9.1 million at December 31, 2012 largely due to the purchase of investment securities before the end of the third quarter that settled during the fourth quarter.

Asset Quality

Provision for Loan Losses. The provision for loan losses was a negative amount or credit of $(863,000) for the three months ended September 30, 2013 compared to a provision expense of $542,000 for the three months ended September 30, 2012. The allowance for loan losses totaled $7.6 million, or 1.77% of total loans, at September 30, 2013 compared to $8.5 million, or 2.20% of total loans, at December 31, 2012. The Company charged off $86,000 in loans during the three months ended September 30, 2013 compared to $1.9 million during the three months ended September 30, 2012.

The provision for loan losses was also a negative amount or a credit of $(735,000) for the nine months ended September 30, 2013 compared to a provision expense of $2.4 million for the nine months ended September 30, 2012. Charge-offs were $278,000 for the first nine months of 2013 compared to $3.0 million for the first nine months of 2012.

For the three months and nine months ended September 30, 2013, the significant decrease in the provision was primarily supported by declines in the Bank's trailing three-year loss history and recent trends of substantially improved levels of delinquent and nonperforming loans used to estimate general loan loss reserves.

Nonperforming assets. Nonperforming assets totaled $17.0 million, or 2.27% of total assets, at September 30, 2013, compared to $20.6 million, or 2.74% of total assets, at December 31, 2012. Nonperforming assets included $1.7 million in nonperforming loans and $15.4 million in foreclosed real estate at September 30, 2013, compared to $1.2 million and $19.4 million, respectively, at December 31, 2012.

Nonperforming loans increased $519,000, or 45.1%, to $1.7 million at September 30, 2013 from $1.2 million at December 31, 2012. At September 30, 2013, nonperforming loans included eight residential mortgage loans that totaled $723,000, one commercial mortgage loan in the amount of $378,000, five revolving home equity loans in the amount of $334,000, two commercial and industrial loans that totaled $157,000, and two construction and land development loans in the amount of $67,000. As of September 30, 2013, the nonperforming loans had specific reserves totaling $318,000.

Foreclosed real estate at September 30, 2013 included 13 properties with a total carrying value of $15.4 million compared to 18 properties with a total carrying value of $19.4 million at December 31, 2012. During the nine months ended September 30, 2013, there were three new properties in the amount of $450,000 added to foreclosed real estate, while eight properties totaling $2.7 million were sold. The Bank also added $1.8 million in loss provisions, as discussed in our analysis of nonperforming assets.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During the nine months ended September 30, 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at September 30, 2013. The 2013 write-downs were based on a contract from a qualified buyer to purchase all of the remaining residential units. The purchase transaction did not close in the third quarter as anticipated, and the Bank continues to market the property to prospective buyers.

Outlook

DeFerie concluded: "Our practice has been, and continues to be, to aggressively market foreclosed properties to remove them from our books and turn them over to new owners. We feel the continuing improvement in the Asheville area's economy and real estate market, as demonstrated by recent positive unemployment and housing volume and price trends, support our sustained efforts to place owned assets.

"We also believe that a strengthening market will support growth in retail and business banking. Throughout our markets, we see many signs of an improving economy, with diversity ranging from tourism to healthcare to manufacturing. We look forward to continued balance sheet improvement while pursing quality growth."

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as a 2013 North Carolina Best Employer from Business North Carolina magazine and the 2013 #1 Best Bank and #1 Best Bank Services for Small Business from Mountain Xpress newspaper.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

				September 30,	December 31,
(dollars in thousands)				2013	2012*	% change

Total assets				$ 751,302	$ 749,354	0.3%
Cash and cash equivalents				77,890	47,390	64.4%
Investment securities				195,973	243,385	-19.5%
Loans receivable, net of deferred fees				429,778	387,721	10.8%
Allowance for loan losses				(7,589)	(8,513)	10.9%
Deposits				583,859	578,299	1.0%
Core deposits				406,730	389,095	4.5%
FHLB advances				50,000	50,000	0.0%
Accounts payable and other liabilities				14,096	9,115	54.6%
Total equity				102,876	111,529	-7.8%
* Derived from audited consolidated financial statements.

Selected Operating Data

(dollars in thousands,	Three Months Ended			Nine Months Ended
except per share data)	September 30,			September 30,
	2013	2012*	% change	2013	2012*	% change

Interest and
dividend income	$ 5,751	$ 6,088	-5.5%	$ 17,176	$ 19,025	-9.7%
Interest expense	1,021	1,527	-33.1%	3,237	5,189	-37.6%
Net interest income	4,730	4,561	3.7%	13,939	13,836	0.7%
Provision for
(recovery of) loan losses	(863)	542	-259.2%	(735)	2,433	-130.2%
Net interest income
after provision for
loan losses	5,593	4,019	39.2%	14,674	11,403	28.7%
Noninterest income	1,868	2,416	-22.7%	6,278	6,373	-1.5%
Noninterest expense	6,503	5,760	12.9%	19,364	16,914	14.5%
Income before
income tax
provision	958	675	41.9%	1,588	862	84.2%
Income tax
provision	398	218	82.6%	494	235	110.2%
Net income	$ 560	$ 457	22.5%	$ 1,094	$ 627	74.5%

Net income per
common share:
Basic	$ 0.12	$ 0.09	33.3%	$ 0.23	$ 0.12	91.7%
Diluted	$ 0.12	$ 0.09	33.3%	$ 0.23	$ 0.12	91.7%
Average shares outstanding:
Basic	4,668,228	5,164,688	-9.6%	4,756,780	5,156,885	-7.8%
Diluted	4,700,725	5,164,688	-9.0%	4,756,859	5,156,885	-7.8%
Ending shares outstanding	5,223,823	5,584,551	-6.5%	5,223,823	5,584,551	-6.5%
* Certain amounts for prior periods were reclassified to conform to the September 30, 2013 presentation.

Selected Average Balances and Yields/Costs

	For the Three Months Ended September 30,
	2013		2012
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 57,436	0.35%	$ 51,135	0.33%
Loans receivable	432,659	4.46%	413,221	4.63%
Investment securities	61,957	3.16%	77,783	2.02%
Mortgage-backed and similar securities	150,679	1.15%	202,744	1.72%
Other interest-earning assets	3,131	2.79%	3,879	1.64%
Interest-bearing deposits	510,286	0.41%	528,345	0.69%
Federal Home Loan Bank advances	50,000	3.94%	60,000	4.04%

Interest rate spread		2.58%		2.23%
Net interest margin		2.72%		2.45%

	For the Nine Months Ended September 30,
	2013		2012
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 47,646	0.37%	$ 60,472	0.34%
Loans receivable	413,785	4.57%	421,472	4.70%
Investment securities	66,549	3.00%	69,799	2.13%
Mortgage-backed and similar securities	177,103	1.27%	200,165	2.01%
Other interest-earning assets	3,222	2.49%	3,878	1.62%
Interest-bearing deposits	513,355	0.46%	542,043	0.83%
Federal Home Loan Bank advances	50,000	3.93%	60,000	4.04%

Interest rate spread		2.54%		2.24%
Net interest margin		2.70%		2.47%

Selected Asset Quality Data

	Three Months Ended		Nine Months Ended
Allowance for Loan Losses	September 30,		September 30,
(dollars in thousands)	2013	2012	2013	2012

Allowance for loan losses, beginning of period	$ 8,523	$ 11,563	$ 8,513	$ 10,627
Provision for (recovery of) loan losses	(863)	542	(735)	2,433
Charge-offs	(86)	(1,902)	(278)	(3,000)
Recoveries	15	17	89	160
Net charge-offs	(71)	(1,885)	(189)	(2,840)

Allowance for loan losses, end of period	$ 7,589	$ 10,220	$ 7,589	$ 10,220

Allowance for loan losses as a percent of:
Total loans	1.77%	2.54%	1.77%	2.54%
Total nonperforming loans	454.43%	80.32%	454.43%	80.32%

Nonperforming Assets	September 30,	December 31,
(dollars in thousands)	2013	2012	% change

Nonperforming Loans:
Nonaccruing Loans (1)
Commercial:
Commercial construction and land development	$ 67	$ 40	67.5%
Commercial mortgage	378	-	n/a
Commercial and industrial	157	114	37.7%
Total commercial	602	154	290.9%
Non-commercial:
Residential mortgage	723	808	-10.5%
Revolving mortgage	334	155	115.5%
Consumer	11	34	-67.6%
Total non-commercial	1,068	997	7.1%
Total nonaccruing loans (1)	1,670	1,151	45.1%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	1,670	1,151	45.1%

Foreclosed real estate	15,371	19,411	-20.8%

Total nonperforming assets	17,041	20,562	-17.1%

Performing troubled debt restructurings (2)	5,269	5,065	4.0%
Performing troubled debt restructurings and
total nonperforming assets	$ 22,310	$ 25,627	-12.9%

Nonperforming loans as a percent of total loans	0.39%	0.30%
Nonperforming assets as a percent of total assets	2.27%	2.74%
Performing troubled debt restructurings and
total nonperforming assets to total assets	2.97%	3.42%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	September 30, 2013		December 31, 2012
(dollars in thousands)	Number	Amount	Number	Amount

By foreclosed loan type:
Commercial mortgage	-	$ -	2	$ 1,709
Commercial construction and land development	11	14,961	10	16,642
Residential mortgage	2	410	5	944
Residential construction	-	-	1	116
Total	13	$ 15,371	18	$ 19,411

Foreclosed Real Estate		Nine Months Ended
(dollars in thousands)		September 30, 2013

Beginning balance		$ 19,411
Transfers from loans		450
Capitalized cost		12
Loss provisions		(1,841)
Gain on sale of foreclosed properties		33
Net proceeds from sales of foreclosed properties		(2,694)
Ending balance		$ 15,371

Selected Average Balances and Performance Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2013	2012	2013	2012

Selected Average Balances
Average total interest-earning assets	$ 705,862	$ 748,762	$ 708,305	$ 755,786
Average total assets	749,515	780,761	753,886	787,952
Average total interest-bearing deposits	510,286	528,345	513,355	542,043
Average total deposits	584,682	592,004	583,354	600,186
Average total interest-bearing liabilities	560,687	588,782	563,911	602,714
Average total stockholders' equity	103,568	117,163	107,287	116,798

Selected Performance Ratios
Return on average assets (1)	0.30%	0.23%	0.19%	0.11%
Return on average equity (1)	2.15%	1.55%	1.36%	0.72%
Interest rate spread (1) (2)	2.58%	2.23%	2.54%	2.24%
Net interest margin (1) (3)	2.72%	2.45%	2.70%	2.47%
Noninterest expense to average assets (1)	3.44%	2.93%	3.43%	2.87%
Efficiency ratio (4)	96.83%	81.90%	94.16%	83.15%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(3) Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Earnings Data

	Three Month Periods Ended
(dollars in thousands,	September 30,	June 30,	March 31,	December 31,	September 30,
except per share data)	2013	2013*	2013*	2012*	2012*

Income Statement Data:
Interest and dividend income	$ 5,751	$ 5,679	$ 5,746	$ 5,967	$ 6,088
Interest expense	1,021	1,099	1,117	1,303	1,527
Net interest income	4,730	4,580	4,629	4,664	4,561
Provision for (recovery of) loan losses	(863)	16	112	(733)	542
Net interest income after
provision for loan losses	5,593	4,564	4,517	5,397	4,019
Noninterest income	1,868	2,522	1,888	3,083	2,416
Noninterest expense	6,503	7,541	5,320	8,178	5,760
Income (loss) before income
tax provision (benefit)	958	(455)	1,085	302	675
Income tax provision (benefit)	398	(249)	345	67	218
Net income (loss)	$ 560	$ (206)	$ 740	$ 235	$ 457

Per Share Data:
Net income (loss) per share – Basic	$ 0.12	$ (0.04)	$ 0.15	$ 0.05	$ 0.09
Net income (loss) per share – Diluted	$ 0.12	$ (0.04)	$ 0.15	$ 0.05	$ 0.09
Book value per share	$ 19.69	$ 19.65	$ 20.25	$ 19.97	$ 20.99
Weighted average shares outstanding:
Basic	4,668,228	4,683,950	4,833,997	4,986,599	5,164,688
Diluted	4,700,725	4,683,950	4,834,195	4,986,599	5,164,688
Ending shares outstanding	5,223,823	5,284,323	5,305,323	5,584,551	5,584,551
* Certain amounts for prior periods were reclassified to conform to the September 30, 2013 presentation.
The reclassifications had no effect on net income or equity as previously reported.

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2013	2013	2013	2012*	2012

Ending Balance Sheet Data:
Total assets	$ 751,302	$ 752,634	$ 757,522	$ 749,354	$ 772,407
Cash and cash equivalents	77,890	38,289	50,321	47,390	50,583
Investment securities	195,973	248,501	261,880	243,385	281,166
Loans receivable, net of deferred fees	429,778	417,790	395,540	387,721	402,724
Allowance for loan losses	(7,589)	(8,523)	(8,553)	(8,513)	(10,220)
Deposits	583,859	588,156	589,626	578,299	586,686
Core deposits	406,730	401,808	398,338	389,095	379,237
FHLB advances	50,000	50,000	50,000	50,000	60,000
Total equity	102,876	103,850	107,433	111,529	117,225

Regulatory Capital Ratios:
Tier 1 leverage capital	14.45%	14.24%	14.36%	14.69%	14.76%
Tier 1 risk-based capital	24.73%	25.25%	27.42%	27.72%	29.44%
Total risk-based capital	25.99%	26.51%	28.69%	28.98%	30.71%

Asset Quality:
Nonperforming loans	$ 1,670	$ 1,544	$ 1,548	$ 1,151	$ 12,724
Nonperforming assets	17,041	18,204	19,676	20,562	24,324
Nonperforming loans to total loans	0.39%	0.37%	0.39%	0.30%	3.16%
Nonperforming assets to total assets	2.27%	2.42%	2.60%	2.74%	3.15%
Allowance for loan losses	$ 7,589	$ 8,523	$ 8,553	$ 8,513	$ 10,220
Allowance for loan losses to total loans	1.77%	2.04%	2.16%	2.20%	2.54%
Allowance for loan losses to
nonperforming loans	454.43%	552.01%	552.52%	739.62%	80.32%
* Ending balance sheet data as of December 31, 2012 was derived from audited consolidated financial statements.